                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                  SCHEDULE 13D
                      Statement Under Section 13(d) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 2)

                                       AND

                                 SCHEDULE 14D-1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 3)
                               -------------------

                                    COHR INC.
                            (Name of Subject Company)

                           TCF ACQUISITION CORPORATION
                           THREE CITIES FUND II, L.P.
                          THREE CITIES OFFSHORE II C.V.
                                    (Bidders)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                    192567105
                      (CUSIP Number of Class of Securities)
                               -------------------

              J. WILLIAM UHRIG                       Copy to:
                  PRESIDENT                  DAVID W. BERNSTEIN, ESQ.
         TCF ACQUISITION CORPORATION            ROGERS & WELLS LLP
       C/O THREE CITIES RESEARCH, INC.            200 PARK AVENUE
             650 MADISON AVENUE              NEW YORK, NEW YORK 10166
          NEW YORK, NEW YORK 10022                (212) 878-8000
               (212) 838-9660
        (Name, Address and Telephone
       Number of Person Authorized to
             Receive Notices and
          Communications on Behalf
                 of Bidder)
                               -------------------

CUSIP No. 192567105      SCHEDULES 13D AND 14D-1              Page 2 of 7 Pages
================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                           THREE CITIES FUND II, L.P.
================================================================================
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a)/X/
                                                                         (b)/ /
================================================================================
    3.       SEC USE ONLY

================================================================================
    4.       SOURCES OF FUNDS
                           OO - Partner Contributions
================================================================================
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            / /
================================================================================
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
================================================================================
       NUMBER OF            7.    SOLE VOTING POWER
         UNITS
                                        0
                        ========================================================
      BENEFICIALLY          8.    SHARED VOTING POWER
        OWNED BY
                                        0
                        ========================================================
          EACH              9.    SOLE DISPOSITIVE POWER
       REPORTING
                                        0
                        ========================================================
      PERSON WITH          10.    SHARED DISPOSITIVE POWER

                                        0
================================================================================
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,085,425
================================================================================
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                            / /
================================================================================
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      48.3%
================================================================================
    14.      TYPE OF REPORTING PERSON

                                       PN
================================================================================

CUSIP No. 192567105      SCHEDULES 13D AND 14D-1              Page 3 of 7 Pages
================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                           THREE CITIES RESEARCH, INC.
================================================================================
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a)/X/
                                                                         (b)/ /
================================================================================
    3.       SEC USE ONLY

================================================================================
    4.       SOURCES OF FUNDS
                                 Not Applicable
================================================================================
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            / /
================================================================================
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
================================================================================
       NUMBER OF            7.    SOLE VOTING POWER
         UNITS
                                    3,085,425
                        ========================================================
      BENEFICIALLY          8.    SHARED VOTING POWER
        OWNED BY
                                        0
                        ========================================================
          EACH              9.    SOLE DISPOSITIVE POWER
       REPORTING
                                    3,085,425
                        ========================================================
      PERSON WITH          10.    SHARED DISPOSITIVE POWER

                                        0
================================================================================
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,085,425
================================================================================
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                            /  /
================================================================================
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      48.3%
================================================================================
    14.      TYPE OF REPORTING PERSON

                                       CO
================================================================================

CUSIP No. 192567105      SCHEDULES 13D AND 14D-1              Page 4 of 7 Pages
================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                          THREE CITIES OFFSHORE II C.V.
================================================================================
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a)/X/
                                                                         (b)/ /
================================================================================
    3.       SEC USE ONLY

================================================================================
    4.       SOURCES OF FUNDS
                           00 - Partner Contributions
================================================================================
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            / /
================================================================================
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             NETHERLANDS ANTILLES
================================================================================
       NUMBER OF            7.    SOLE VOTING POWER
         UNITS
                                        0
                        ========================================================
      BENEFICIALLY          8.    SHARED VOTING POWER
        OWNED BY
                                        0
                        ========================================================
          EACH              9.    SOLE DISPOSITIVE POWER
       REPORTING
                                        0
                        ========================================================
      PERSON WITH          10.    SHARED DISPOSITIVE POWER

                                        0
================================================================================
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,085,425
================================================================================
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                            /  /
================================================================================
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      48.3%
================================================================================
    14.      TYPE OF REPORTING PERSON

                                       PN
================================================================================

CUSIP No. 192567105      SCHEDULES 13D AND 14D-1              Page 5 of 7 Pages
================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                           TCF ACQUISITION CORPORATION
================================================================================
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a)/X/
                                                                         (b)/ /
================================================================================
    3.       SEC USE ONLY

================================================================================
    4.       SOURCES OF FUNDS
                                 Not applicable
================================================================================
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            / /
================================================================================
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
================================================================================
       NUMBER OF            7.    SOLE VOTING POWER
         UNITS
                                        0
                        ========================================================
      BENEFICIALLY          8.    SHARED VOTING POWER
        OWNED BY
                                        0
                        ========================================================
          EACH              9.    SOLE DISPOSITIVE POWER
       REPORTING
                                        0
                        ========================================================
      PERSON WITH          10.    SHARED DISPOSITIVE POWER

                                        0
================================================================================
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,085,425
================================================================================
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                            /  /
================================================================================
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      48.3%
================================================================================
    14.      TYPE OF REPORTING PERSON

                                       PN
================================================================================

         This amends and supplements the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") by Three Cities Fund II, L.P., a Delaware limited partnership, Three Cities Offshore II C.V., a Netherlands Antilles partnership, and Three Cities Research, Inc., a Delaware corporation on January 4, 1999 and Amendment No. 1 thereto, filed on February 5, 1999, and the Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") filed with the Commission on January 4, 1999 and Amendment No. 1 thereto, filed on February 5, 1999, and Amendment No. 2 thereto, filed on February 9, 1999, by TCF Acquisition Corporation, a Delaware corporation (the "Purchaser"), Three Cities Fund II, L.P. and Three Cities Offshore II C.V. relating to the tender offer of the Purchaser (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares") of COHR Inc., a Delaware corporation, which are not owned by the Purchaser and its stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 4, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal. Unless the context otherwise requires, terms not otherwise defined herein have the meanings ascribed to them in the
Schedule 14D-1 and the Offer to Purchase.

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE SUBJECT COMPANY.

         Item 3(b) is hereby amended and supplemented by reference to Sections 2 and 3 of the Supplement, which Sections are incorporated herein by reference.

ITEM 4.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 4(a) is hereby amended and supplemented by reference to Section 4 of the Supplement, which Section is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

         (a)(18)    Supplement to Offer to Purchase dated February 19, 1999.

         (a)(19) Text of press release issued by Three Cities Research, Inc. on February 19, 1999.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 19, 1999

                                    TCF ACQUISITION CORPORATION


                                    By:  /s/  J. William Uhrig*
                                         --------------------------------------
                                         J. William Uhrig
                                         President


                                    THREE CITIES FUND II, L.P.

                                    By:  TCR Associates, L.P.,
                                         its general partner

                                         By:   Three Cities Research, Inc.,
                                               its general partner

                                               By:  /s/  William de Vogel*
                                                    ---------------------------
                                                    William de Vogel
                                                    President


                                    THREE CITIES OFFSHORE II C.V.

                                    By:  TCR Offshore Associates, L.P.,
                                         its general partner

                                         By:   Three Cities Associates, N.V.,
                                               its general partner

                                               By:  /s/  J. William Uhrig*
                                                    ---------------------------
                                                    J. William Uhrig
                                                    President



                                    *By: /s/  David W. Bernstein
                                         --------------------------------------
                                         David W. Bernstein
                                         Attorney-in-Fact

                                EXHIBIT INDEX


         (a)(18)    Supplement to Offer to Purchase dated February 19, 1999.

         (a)(19) Text of press release issued by Three Cities Research, Inc. on February 19, 1999.